Exhibit 10.32

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

AMENDED AND RESTATED SUPPLY AGREEMENT

BETWEEN

JOHNSONDIVERSEY, INC.

AND

S. C. JOHNSON & SON, INC.

(S. C. JOHNSON & SON, INC. AS MANUFACTURER)

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

AMENDED AND RESTATED SUPPLY AGREEMENT

This AMENDED AND RESTATED SUPPLY AGREEMENT (this “Agreement”) is made effective as of November 24, 2009, by and between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), a Delaware corporation (hereinafter “JDI”), and S. C. Johnson & Son, Inc., a Wisconsin corporation (hereinafter “Manufacturer” and, together with JDI, the “Parties”).

WHEREAS, Manufacturer and JDI are parties to that certain Supply Agreement, effective as of July 3, 1999 (the “Pre-existing Supply Agreement”) which sets forth the terms, pricing and manufacturing specifications by which Manufacturer was to produce and supply JDI with certain products as provided therein;

WHEREAS, Manufacturer and JDI were parties to that certain Agreement, dated as of May 3, 2002 (as amended, the “Pre-existing BLA”) pursuant to which Manufacturer licensed certain intellectual property rights to JDI;

WHEREAS, Manufacturer and JDI have conducted a comprehensive review of the Pre-existing BLA and the related financial arrangements between the Parties with respect to the subject matter therein and herein; and

WHEREAS, in light of the conclusions of such review, the Parties have agreed to amend and restate the Pre-existing BLA in its entirety as set forth in that certain Amended and Restated Agreement, dated as of the date hereof (the “New BLA”) and, in connection therewith, desire to amend and restate the Pre-existing Supply Agreement as set forth herein to provide for certain manufacturing, financial, logistical and other arrangements between the Parties both with respect to finished LICENSED PRODUCTS (as defined in the New BLA) (“Finished Licensed Products”) to be manufactured by Manufacturer pursuant to the New BLA and intermediates of such Finished Licensed Products (the “Intermediate Licensed Products” and together with the Finished Licensed Products, the “Licensed Products”) and other products such as products under a JDI Brand, intermediates of such other products and raw materials (the “Non-Licensed Products”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	SALE OF GOODS.

(a)

Commencing as of the date hereof, and subject to the terms and conditions of this Agreement, Manufacturer shall manufacture, package and sell to JDI and JDI will purchase from Manufacturer (x) its requirements for the Licensed Products listed by territory in Exhibit A-1 and (y) the Non-Licensed Products listed by territory in Exhibit A-2 (collectively, the “Products”). Exhibits A-1 and, to the extent mutually agreed A-2, as applicable, shall automatically be updated to reflect (i) any modifications or improvements made in the ordinary course of

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

Manufacturer’s business to any Licensed Products, (ii) any other products required to be offered to JDI pursuant to the requirements of the New BLA and (iii) to reflect any additional products to be supplied to JDI hereunder or any modifications or improvements to any Non-Licensed Products as mutually agreed by the Parties. It is understood and agreed that the Parties (and/or their controlled subsidiaries) shall negotiate and execute agreements substantially similar to this Agreement to provide JDI and its affiliates a supply of products outside of the United States and Canada similar to the Products available under this Agreement (the “Similar Supply Agreements”), as required by the terms and requirements of the New BLA.

(b)	Subject to any limitations under the New BLA, JDI shall be permitted to (i) discontinue its marketing and/or sales efforts and remove any Product set forth on Exhibit A at any time for any reason upon 6 months’ prior written notice to Manufacturer and (ii) at any time within 90 days after receipt of the notice described in Section 2(b) and upon 90 days’ prior written notice, remove from Exhibit A any Product that has been modified or reformulated pursuant to Section 2(b). Licensed Products shall be automatically removed from Exhibit A at any time that JDI is not licensed to sell such Licensed Product pursuant to the terms of the New BLA.

(c)	In the event of a conflict between this Agreement and the New BLA, the New BLA shall control.

2.	PRODUCT SPECIFICATIONS.

(a)	Product specifications and Product packaging specifications are set forth in the Bluebooks for each Product or otherwise agreed in writing (the “Bluebooks”), which are incorporated by reference. With respect to Licensed Products, Manufacturer shall disclose to JDI only those limited portions of the Bluebooks as are necessary to comply with the requirements of this Agreement and to allow JDI to comply with applicable legal requirements (e.g., product labeling, MSDS sheet production, etc.).

(b)	Manufacturer reserves the right, upon reasonable advanced notice to JDI, to unilaterally modify or otherwise reformulate the specifications set forth in the Bluebooks (or other ancillary writing containing Product specifications, as applicable) with respect to any of the Licensed Products; provided, however, that Manufacturer shall not change any Product artwork or labeling unless necessary to comply with local law as advised by JDI. Manufacturer shall not change any Non-Licensed Product without JDI’s prior written consent.

(c)	All raw materials and packaging components shall be purchased by Manufacturer, who reserves the right to determine the suppliers thereof, the specifications therefor and quality thereof.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(d)	The Manufacturer, subject to the provisions of this Agreement, shall manufacture, blend, fill or package the Products in conformance with the Bluebooks. Each individual package of the Products shall be batch marked by the Manufacturer in accordance with the system used by Manufacturer; provided, that with respect to FOLLOW PRODUCTS (as defined in the New BLA) and Non-Licensed Products, Manufacturer shall make commercially reasonable efforts to accommodate any batch marking requirements sought by JDI so long as such as effort is at no material cost to Manufacturer.

3.	ORDER AND TRADE TERMS.

(a)	All purchases of Products shall be made against a non-binding annual estimated purchase order (broken down by Product and by target delivery date) to be submitted by JDI at least sixty days prior to the start of the applicable Year (as defined below) (the “Purchase Order”). During the course of the Year, JDI will have the opportunity to submit additional Purchase Orders for Products that are added to this Agreement; provided, however, that Manufacturer will use its reasonable best efforts to comply with the request stated in such additional Purchase Orders. Manufacturer may, upon notice to and with the consent of JDI (such consent not to be unreasonably withheld or delayed), reduce the volumes for one or more Products on the Purchase Order prior to the start of the applicable Year; provided, however, JDI shall consent to such Manufacturer request if the amount of applicable Product requested on the Purchase Order either is more than 15% higher than the amount requested by JDI in the prior Year or exceeds Manufacturer’s available capacity as previously disclosed to JDI, in which case Manufacturer must supply the applicable Product up to the 15% increase in volume over the prior Year or to Manufacturer’s previously disclosed capacity, as the case may be. Portions of the Purchase Order become a binding contract on both Parties upon JDI’s issuance of a written release for production of the quantities of Product to be delivered during any applicable fiscal week. If JDI’s release for production of Product is materially greater than the quantities contained in the Purchase Order provided to Manufacturer (as updated pursuant to Section 3(e)), Manufacturer shall only be bound by that portion of the Purchase Order (as updated pursuant to Section 3(e)) that is within the forecasted amount; provided, however, that Manufacturer shall use reasonable efforts to supply the total amount in the written release.

(b)	The Manufacturer shall deliver the finished goods on JDI’s target delivery date plus or minus one week and shall deliver the intermediate goods on JDI’s target delivery date as set forth in the applicable release for production unless otherwise requested by JDI; provided, however, JDI shall allow the Manufacturer the minimum production lead times (not less than one week) or such other lesser lead time as may be mutually agreed, and provided releases for production that are not in excess of the forecast quantity for which a written release has been issued by JDI. JDI shall take delivery of Products within twenty-four (24) hours after notice from Manufacturer that Products are available.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(c)	Licensed Products shall be shipped “F.O.B. JDI’s plant or warehouse as specified by JDI”. Non-Licensed Products shall be shipped “F.O.B. JDI’s warehouse or production facility in Sturtevant, WI, as specified by JDI”. The mode and expense of transportation, including shipping, handling, and freight, shall be determined by JDI. Upon request from JDI, Manufacturer will drop ship one or more products to another location on a fee-per-order basis agreed to by the Parties.

(d)	Manufacturer shall not begin production of any ordered Product until a release for production has been issued pursuant to subsection (a) of this Section. JDI shall have the right to reduce, delay delivery or cancel any outstanding release for production at any time; provided, however, that any such reduction, delay or cancellation may be treated by the Manufacturer as obsolesced goods under Section 12.

(e)	JDI shall provide Manufacturer with written estimates of its 12-month and 8-week rolling needs of Products. Except as provided in Section 12(b), such estimates shall be non-binding.

4.	FACILITY INSPECTION AND STORAGE. JDI shall have the right to inspect those limited portions of the Manufacturer’s production facilities producing the Products; provided, however, such inspections shall be during normal working hours, JDI shall provide Manufacturer with reasonable advance notice that it desires an inspection, JDI personnel shall be accompanied at all times by a duly authorized representative of Manufacturer, and JDI personnel shall comply with all Manufacturer facility rules during such inspection. Except as otherwise set forth in this Agreement, Manufacturer shall, at its sole expense, provide adequate and proper storage facilities for the Products whether finished or in the course of blending, filling or packaging and all raw materials for said Products to the extent those Products and materials are the subject of releases for production submitted by JDI and the delivery date for such Products has not passed. JDI shall have the right to reasonable inspection of Manufacturer’s storage facilities and shall advise Manufacturer as to any reasonable special methods of storage for the Products or raw materials. If Manufacturer’s storage capacity or facilities are insufficient or inadequate, JDI will so notify the Manufacturer and the Manufacturer shall arrange for such reasonable suitable substitute storage.

5.	PRICE AND PAYMENT.

(a)

The Parties hereto acknowledge and agree that, after taking into account the royalty payments provided for in Section 12 of the New BLA paid in respect of Licensed Products, their intent is for the aggregate transfer price paid by JDI for

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

Licensed Products pursuant to this Agreement and pursuant to any applicable Similar Supply Agreement (the “Total Transfer Price”) from Manufacturer for further distribution and sale in accordance with the New BLA shall be set by the Parties such that, applying the mutually agreed upon allocations, assumptions and calculations as set forth herein, JDI shall achieve a gross profit margin (“GPM”) in the relevant Year of 38% for its aggregate sales of Licensed Products pursuant to this Agreement and any Similar Supply Agreement, subject to incentive increases as provided below; provided, that if the Total Transfer Price in the relevant Year would be less than the sum of (x) Manufacturer’s Cost (as defined below, and including all approved allocations) for all Finished Licensed Products multiplied by [***], plus (y) Manufacturer’s Cost (including all approved allocations) for all Intermediate Licensed Products multiplied by [***] (in each of clauses (x) and (y), for Licensed Products under this Agreement and any Similar Supply Agreement) (such sum, the “Minimum Manufacturer Revenue”), then the proviso at the end of Section 5(f) below shall apply. The Parties recognize that JDI shall have the right to set its prices to its customers. The transfer pricing for the Products may be adjusted on a quarterly basis to reflect JDI’s sales volumes and JDI’s reasonable expectation that it will or will not be entitled to any incentive adjustment payable pursuant to Section 5(b). For purposes of this Agreement, the GPM shall be calculated as set forth on Exhibit B hereto and shall otherwise be subject to the limitations set forth therein. For purposes of this Agreement, “Manufacturer’s Cost” shall have the meaning set forth on Exhibit C hereto; provided, that the methodology used to set the rates and allocations for shared overhead expenses will be reasonable and consistent with that used for the calculation of the Manufacturer’s Cost referenced in Section 7(g).

(b)	The Parties wish to incentivize strong revenue growth from the distribution and sale of Licensed Products by JDI in accordance with the New BLA (solely with respect to those Licensed Products supplied under this Agreement and the Similar Supply Agreements, the “Business”) and therefore agree to the following GPM incentives for JDI upon achievement of the corresponding growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) for the Business (where each “Year” shall mean a consecutive 12 month period, with the first “Year” commencing on the date hereof or as mutually agreed by the Parties):

(i)	Year 1: [***] percentage points of GPM for annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) (as compared to the immediately preceding Year) of [***] up to and including [***] percentage points and

[***] percentage points of GPM for annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) (as compared to the immediately preceding Year) greater than [***] percentage points.

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CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(ii)	Year 2: [***] percentage points of GPM for annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) (as compared to the immediately preceding Year) of [***] up to and including [***] percentage points and

[***] percentage points of GPM for annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) (as compared to the immediately preceding Year) greater than [***] percentage points.

(iii)	Year 3: [***] percentage points of GPM for annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) (as compared to the immediately preceding Year) of [***] up to and including [***] percentage points and

[***] percentage points of GPM for annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) (as compared to the immediately preceding Year) greater than [***] percentage points.

(iv)	Year 4 and thereafter: [***] percentage points of GPM for annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) (as compared to the immediately preceding Year) of [***] up to and including [***] percentage points and

[***] percentage points of GPM for annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) (as compared to the immediately preceding Year) greater than [***] percentage points.

For example, if the annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) in Year 1 is at or exceeds [***] percentage points (but is less than or equal to [***] percentage points), JDI would be entitled to pricing adjustments that would result in a GPM to JDI of [***].

The calculation of annual NET SALES growth rate in the INDUSTRIAL CHANNELS OF TRADE in accordance herewith shall not take into account for all or any portion of each relevant Year any LICENSED PRODUCTS that have not been made available to JDI and its sublicensees in the INDUSTRIAL

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CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

CHANNELS OF TRADE continuously throughout each such Year and the immediately preceding Year (with respect to which NET SALES are being compared) because SCJ sold such LICENSED PRODUCT to a THIRD PARTY (each such capitalized term as defined in the New BLA).

(c)	Notwithstanding the foregoing, the overall GPM achievable by JDI in any given Year shall not, following application of Section 5(f) below, exceed [***].

(d)	JDI shall provide Manufacturer with a written quarterly estimate of the Business over the last quarter and its projected growth rate (if any) for the then current Year.

(e)	By the end of the 60th day following the end of each Year, (i) JDI shall present its financial results for such Year to the financial officers designated by Manufacturer, (ii) Manufacturer shall present its calculation of Manufacturer’s Cost, Minimum Manufacturer Revenue and Total Transfer Price to the financial officers designated by JDI and (iii) such financial officers designated by JDI and Manufacturer shall together calculate and agree upon the applicable annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) for the Business during the preceding Year, JDI’s achieved GPM from such results (as calculated in accordance with Exhibit B hereto), the Total Transfer Price, if applicable the Manufacturer’s Cost and Minimum Manufacturer Revenue, and the amount of any payment to be made pursuant to Section 5(f). The results communicated will be strictly limited to information required to calculate and agree upon the applicable annual NET SALES (as defined in the New BLA) growth rate, GPM, Total Transfer Price, Manufacturer’s Cost and the Minimum Manufacturer Revenue, in accordance with this Section 5(e).

(f)	If, following the determination of the applicable annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) for the Business and JDI’s achieved GPM in the relevant Year in accordance with Section 5(e) above, and after application of any incentive adjustment prescribed by Section 5(b) above (as applicable, and subject to Section 5(c)):

(i)	JDI has obtained a GPM of less than 38% (as increased by the application of any applicable incentive adjustment to which JDI is entitled for the relevant Year pursuant to Section 5(b) above) in the relevant Year, Manufacturer shall make a lump sum payment (which shall be treated as a price reduction for the Products purchased hereunder) to JDI in an amount necessary to provide JDI for the relevant Year with a GPM of 38% (subject to increase due to the application of any applicable incentive adjustment to which JDI is entitled for the relevant Year pursuant to Section 5(b) above); or

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CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(ii)	JDI has obtained a GPM of greater than 38% (as increased by the application of any applicable incentive adjustment to which JDI is entitled for the relevant Year pursuant to Section 5(b) above) in the relevant Year, JDI shall make a lump sum payment (which shall be treated as a price increase for the Products purchased hereunder) to Manufacturer in an amount equal to the amount which, after giving effect to such payment, will cause JDI’s GPM for the relevant Year to equal 38% (subject to increase due to the application of any applicable incentive adjustment to which JDI is entitled for the relevant Year pursuant to Section 5(b) above);

provided, that (notwithstanding clauses (i) and (ii) of this Section 5(f)) if the Total Transfer Price in the relevant Year is less than the Minimum Manufacturer Revenue in such Year after giving effect to any payment described in clauses (i) and (ii) of this Section 5(f), then the relevant Party shall make a lump sum payment to the other Party (which shall be treated as a price increase or price reduction for the Products purchased under this Agreement, as applicable) such that the Total Transfer Price paid by JDI in the relevant Year equals the Minimum Manufacturer Revenue for such Year.

Any payment to be made under this Section 5(f) shall be made within 30 days of such determination, by wire transfer of immediately available funds to the account or accounts specified by the Party to whom payment is owed, unless otherwise agreed to by the Parties. Neither Party shall have an obligation to pay any portion of the lump sum payments under this Section 5(f) to any of their own affiliates.

(g)	By the end of the 30th day following the determination of the applicable annual NET SALES (as defined in the New BLA) growth rate in the INDUSTRIAL CHANNELS OF TRADE (as defined in the New BLA) for the Business and JDI’s achieved GPM as set forth in Section 5(e) above, and in accordance with the intent of the Parties expressed in Section 5(a) above, the Parties agree to adjust the applicable transfer prices such that, applying the mutually agreed upon allocations, assumptions and calculations as set forth herein, JDI is projected to achieve a GPM of 38% for the then current Year.

(h)	Either Party shall have the right to request an independent audit by a nationally recognized public accounting firm of the financial results presented by the other Party (including calculations of Manufacturer’s Cost and Minimum Manufacturer Revenue) and in the event that the Parties are unable to mutually agree on the applicable GPM. The cost of such audit shall be shared equally between the Parties.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(i)	Notwithstanding the foregoing, as of the date hereof, the Parties have agreed to the initial transfer prices for the Licensed Products as set forth on Schedule 5(i) hereto, which prices shall remain in effect for the current Year until adjusted as set forth herein.

(j)	Following the execution of Similar Supply Agreements, the Parties will combine the results of the application of Sections 5(a) through (f) above with respect to Products sold to JDI under this Agreement and the Similar Supply Agreements.

(k)	Payment terms for Products are 45 days from date of invoice. Manufacturer may issue its invoice for a shipment at any time after such shipment. Payment is made subject to examination by JDI of the quality and quantity of the Product covered by the invoice. JDI does not waive any right it has for adjustment of the amount due Manufacturer by its having paid for the Product.

(l)	To the extent that Manufacturer supplies NON-FOLLOW PRODUCTS (as defined in the New BLA) or any Non-Licensed Products, (i) the provisions of Sections 5(a) through (f) (other than the last sentence of Section 5(a)) shall not apply to such Products; (ii) the transfer price for NON-FOLLOW PRODUCTS and Non-Licensed Products other than raw materials and intermediates for such Products shall be Manufacturer’s Cost for each such Product multiplied by [***] and the transfer price for raw materials and intermediates shall be Manufacturer’s Cost for each such Product multiplied by [***], which as initially priced shall be as set forth on Schedule 5(l); (iii) Manufacturer shall change the transfer price for such Products due to changes in Manufacturer’s Cost on 90 days’ prior written notice to JDI every six months; and (iv) Manufacturer may change the percentage mark-up applied to Manufacturer’s Cost referred to in the foregoing clause (ii) upon 12 months’ prior written notice to JDI.

6.

PRINTED MATERIAL. To the extent consistent with terms and conditions of the New BLA, all artwork and package copy to be used in connection with the STRAIGHT PRODUCTS (as defined in the New BLA and supplied under this Agreement) shall be prepared by Manufacturer and all artwork and package copy to be used in connection with all Products other than STRAIGHT PRODUCTS shall be prepared by JDI; provided, however, that the Parties acknowledge and agree that Manufacturer shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) of such artwork and package copy for Licensed Products prepared by JDI, and to require and enforce compliance by JDI of Manufacturer’s standards (so long as the same standards are applied by Manufacturer to its own products) with regard to labeling and ingredient disclosures on such Licensed Products. Manufacturer shall purchase all film and printed materials for each at least 10 days prior to the scheduled production run. Except as otherwise required by the New BLA, JDI shall be responsible for ensuring that instructions for use and warnings contained on packaging for all Products and supplied under this Agreement other than STRAIGHT PRODUCTS (as defined in the New BLA)

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will comply with applicable laws, rules, and regulations relating to the labeling and advertising of all such products; provided, however, that JDI shall be entitled to rely on all information regarding ingredients and contents provided by Manufacturer and shall not be liable to Manufacturer for the failure of any instructions for use or warnings contained on packaging for FOLLOW PRODUCTS to comply with applicable laws, rules, or regulations to the extent such failure is caused by Manufacturer’s error with respect to or omission of any ingredients or contents of any Product as reported to JDI. Except as otherwise required by the New BLA, Manufacturer shall be responsible for ensuring that all artwork and package copy (other than the instructions for use and warnings described in the immediately preceding sentence) will comply with applicable laws, rules, and regulations relating to the labeling and advertising of the ordered Products. Manufacturer will provide JDI with appropriate ingredient and related data respecting Licensed Products promptly upon JDI’s request; provided, however, JDI shall only disclose such information to its limited safety personnel responsible for legal and regulatory product labeling requirements.

7.	MANUFACTURER WARRANTIES. Manufacturer represents and warrants to JDI as follows:

(a)	The Products shall conform in all material respects to all specifications set forth in the Bluebooks;

(b)	Manufacturer shall convey good title to the Products;

(c)	All Products shall be delivered free from any security interest, lien, or encumbrance of any nature whatsoever;

(d)	Manufacturer has complied, and shall continue to comply, with all applicable laws, rules, and regulations relating to the operation of Manufacturer’s business as such laws, rules and regulations relate to the manufacture of the Products;

(e)	Manufacturer has the expertise, production facilities, and personnel necessary to manufacture the Products in accordance with the terms and conditions of this Agreement;

(f)	The information that Manufacturer supplies to JDI for purposes of labeling and regulatory compliance is complete and accurate;

(g)	The information that Manufacturer has provided to JDI is in all material respects a complete and accurate representation of Manufacturer’s Cost for the LICENSED PRODUCTS (as defined in the NEW BLA) for the current Year 2009/2010 (the “Base Period”);

(h)	EXCEPT AS PROVIDED IN THIS SECTION 7, MANUFACTURER MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, AND SPECIFICALLY DISCLAIMS THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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8.	INSPECTION.

(a)	JDI shall have the right, but not the obligation to reasonably request Manufacturer to submit to JDI, or to any third party nominated by JDI, a sample of any raw material or blended batch for the purpose of performing such inspections and/or tests as JDI determines is required. Upon such request, JDI shall at its expense have seven (7) days to perform such inspections and/or tests and advise the Manufacturer of any claimed defects.

(b)	JDI’s right to test or election not to test shall not operate as a waiver of JDI’s right to reject any Products pursuant to Section 9 below.

9.	REJECTION OF PRODUCTS.

(a)	JDI may inspect the Products within a twenty-day period after delivery and shall give Manufacturer written notice of all claims for defective Products (latent defects excluded), breach of warranty, or shortage of count.

(b)	JDI has the right to reject and return at the sole risk and expense of Manufacturer, for full credit, any portion of any shipment, which is out of specification as required by this Agreement or in breach of warranty, without invalidating the remainder of the order. If so rejected, Products shall be held for disposition at the sole expense and risk of Manufacturer, and the Products will be replaced only at JDI’s option. Replacements will be made as soon as reasonably possible after receipt of JDI’s notice to replace such Products.

(c)	JDI shall have the right to reject and return any Products containing latent defects (i.e. out of specification as required by this Agreement or in breach of warranty) at any time whatsoever provided the Products have been stored in appropriate conditions and provided that JDI has given Manufacturer written notice of such defects within a reasonable time after discovery.

10.	TERM. This Agreement shall commence on the effective date set forth in the first paragraph of this Agreement and continue in force until May 2, 2017, except as otherwise provided herein. Thereafter, the term of this Agreement may be renewed by JDI for additional terms of one (1) year each, subject to Manufacturer’s prior written consent, which may be granted or withheld in Manufacturer’s sole discretion.

11.	EARLY TERMINATION. Notwithstanding Section 10 above, this Agreement in its entirety or, pursuant to Section 11(e), with respect to a particular territory shall be terminated as follows:

(a)	the Parties agree that, if either makes any assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

conduct its business or affairs, or if either Party is adjudged in any legal action to be either a voluntary or involuntary bankrupt, the obligations of the other Party and the rights and privileges under this Agreement of the Party involved as a debtor in any such debtor/creditor proceedings will be considered to have ceased and terminated immediately prior to such assignment, appointment of trustee or receiver or bankruptcy;

(b)	if either JDI or Manufacturer fails to fulfill its obligations under this Agreement in any material respect except for reasons stated in Section 17 (“Force Majeure”), the non-defaulting Party will be entitled to notify the defaulting Party of the default in writing and the defaulting Party will exert its reasonable efforts to rectify the default promptly but not later than 30 days from the date of receipt of notice of the default. If the default is cured within 30 days, the default will be considered non-existent. If the default is not cured within 30 days, then the non-defaulting Party may, in addition to other remedies, terminate this Agreement, by giving at least 10 days’ advance written notice thereof to the defaulting Party;

(c)	upon notice from JDI to Manufacturer, if Manufacturer consistently rejects Purchase Orders or consistently is unable to meet Product quality standards, production schedules or delivery dates for reasons other than those solely attributable to JDI;

(d)	either Party may terminate this Agreement at the end of a term of the Agreement by giving 6 months’ advanced written notice to the other Party (which, for the avoidance of doubt, may be given prior to the expiration of the term of this Agreement but shall be effective only upon the expiration of such term);

(e)	immediately upon the occurrence of either (i) termination of the New BLA in its entirety or with respect a relevant territory in accordance with its terms or (ii) with respect to any territory at any time that there are no LICENSED PRODUCTS (as defined in the New BLA) sold by JDI under the terms of the New BLA in such territory.

Any such termination pursuant to the terms of this Section shall not affect any claim which may exist for damages by the terminating Party.

12.	OBSOLESCENCE.

(a)	Manufacturer may rely upon the eight (8)-week forecast provided in Section 3(e) hereof to purchase the materials and components necessary to assure the supply of Products. If lead times require earlier orders, Manufacturer may rely upon JDI’s longer term forecasts, as appropriate.

(b)

If JDI elects to discontinue purchasing any Product on less than 6 months’ prior written notice (except upon a termination of this Agreement by JDI pursuant to Sections 11(a), (b), (c) or (e), or a termination by JDI of the New BLA due to a

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default by Manufacturer under the New BLA), or if any materials and components are made obsolete by a change in the Product artwork specifications which JDI requested, then:

(i)	Manufacturer shall cancel (if possible) open purchase orders for materials and components;

(ii)	Manufacturer shall assign non-cancelable orders to JDI and JDI shall assume Manufacturer’s obligations respecting such non-cancelable orders;

(iii)	JDI shall purchase, at Manufacturer’s Cost, Manufacturer’s inventory of materials and components, but only to the extent the inventory was purchased to supply Product in good faith pursuant to the eight (8)-week (or longer) forecast as provided above and if Manufacturer, in exercising Manufacturer’s reasonable discretion, cannot use the materials or components to manufacture other products or, if compatible with the other products, the materials or components are in excess of Manufacturer’s eight (8)-week requirement when aggregated with other stocks on hand or on order; and

(iv)	JDI shall purchase all work-in-process, printed material purchased pursuant to Section 6, and finished Product which was produced in good faith under a Purchase Order. The price for work-in-process and printed materials shall be equal to Manufacturer’s Cost and the finished Product shall be purchased at the Price then in effect. JDI may delay its purchase of finished Products to a maximum of 3 months after the termination date by paying Manufacturer a reasonable monthly carrying cost charge.

13.

EXCLUSIVITY. During the term of this Agreement, JDI agrees that it will not purchase the Licensed Products from any third party; provided, however, that (i) if the quantities of Licensed Products are significantly reduced by Manufacturer from the Purchase Order after the start of the applicable Year pursuant to Section 3(a), JDI shall be permitted to purchase Licensed Products from any third party up to an amount equal to the volume of such significant reduction; (ii) JDI shall be permitted to purchase such volumes of Licensed Products from third parties as reasonably necessary to replace Licensed Products not supplied by Manufacturer in breach of this Agreement; and (iii) JDI shall be permitted to purchase such volumes of Licensed Products from third parties as reasonably necessary to replace Licensed Products not supplied by Manufacturer within 30 days of its agreed delivery date due to a force majeure event (as described in Section 17); and provided, further, that in each such case, Manufacturer nominates, and gives any required license to, a third party to manufacture and supply such Licensed Products for JDI, subject to the consent of JDI which consent shall not be unreasonably withheld or delayed, and if Manufacturer does not exercise such right within 5 business days after JDI’s request, JDI may select such party in its discretion. Subject to the foregoing sentence, Manufacturer shall have the exclusive right to manufacture, package and sell the Licensed Products to JDI in accordance with the terms hereof and to select, at

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Manufacturer’s sole discretion, any appropriate third-party manufacturers for any Licensed Products; provided, that Manufacturer shall cause such third-party manufacturer to comply in all respects with the terms and conditions of this Agreement.

14.	INDEMNIFICATION; LIMITATION OF REMEDIES.

(a)	Each Party agrees to defend, indemnify, and hold harmless the other Party, the other Party’s affiliates and their present and future officers, directors, employees and agents, from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including reasonable attorneys’ fees) and any and all expenses reasonably incurred in investigating, preparing for or defending against any pending or threatened litigation or claim related in any manner, resulting from, or arising out of: (i) a breach of this Agreement by such Party or its agents or employees or (ii) such Party’s negligence or willful misconduct.

(b)	Except as otherwise provided in the New BLA, Manufacturer agrees to defend, indemnify, and hold harmless JDI, JDI’s affiliates and their present and future officers, directors, employees and agents (collectively, the “JDI Indemnitees”), from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including reasonable attorneys’ fees), including any and all expenses reasonably incurred in investigating, preparing for or defending against any of the foregoing (collectively, the “Losses”), arising out of or related to (x) any pending or threatened third-party product liability or other tort claim or (y) any product recovery or recall related in any manner, in each case, resulting from, or arising out of: (i) the design, contents, component ingredients, specifications or manufacture of any Licensed Product or, (ii) any defective or insufficient warnings, labeling or instructions contained on or provided in connection with any Licensed Product (except to the extent caused by the negligence or willful misconduct of a JDI Indemnitee). Manufacturer agrees to defend, indemnify and hold harmless the JDI Indemnitees from and against any Losses, subject to Section 14(c) below, arising out of or related to (x) any pending or threatened third-party product liability or other tort claim or (y) any product recovery or recall related in any manner, in each case, resulting from, or arising out of the failure by Manufacturer to manufacture any Non-Licensed Product in accordance with the applicable Non-Licensed Product specification.

(c)	JDI hereby agrees to indemnify and hold the Manufacturer harmless from any pending or threatened claim (including any loss or damage, including reasonable attorneys fees) by any third-party that any rights relating to the manufacture or sale of Non-Licensed Products received by the Manufacturer from JDI infringe any intellectual property rights of any third-party.

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15.	INSURANCE. Manufacturer shall, for the duration of this Agreement, carry insurance with carriers selected by Manufacturer for its own production, as follows:

(a)	Worker’s Compensation, Employer’s Liability, and Occupational Diseases Insurance;

(b)	Comprehensive General Liability Insurance, which includes, but is not limited to, bodily injury liability, personal injury liability, property damage liability, products liability, and completed operations liability coverage, for all of Manufacturer’s activities in connection with its performance of this Agreement;

(c)	Contractual Liability Insurance incorporated in the Manufacturer’s Comprehensive General Liability Insurance Policy covering the indemnification and hold harmless agreement and obligations of the Manufacturer under this Agreement.

(d)	The insurance by this Section 15 shall afford limits of not less than $5,000,000 for each person and $5,000,000 for each occurrence for bodily injury, personal injury liability, product liability and completed operations liability and limits of $100,000 per occurrence and $1,000,000 in the aggregate for property damage; and

(e)	A Certificate of Insurance for each coverage required under this Agreement showing the name of the party, the name of the insurance company, the type of business, the policy number, the effective date and the limits of liability shall be furnished to JDI at such times as JDI may reasonably request. This Certificate of Insurance shall contain a provision requiring a minimum of 30 days written notice to JDI of cancellation or material change to be given to JDI in writing.

16.	SALES TO SUBSIDIARIES. Sales of the Products shall be made to JDI’s subsidiaries or affiliated companies at the request of JDI. All Product sales to any subsidiary or affiliated company of JDI shall be made on terms and conditions identical to those set forth in this Agreement and JDI shall be responsible for performance by such subsidiary and affiliate including payment to Manufacturer.

17.	FORCE MAJEURE. Neither Party will be liable to the other for delay or default in the performance of any of its obligations under this Agreement for any cause beyond its reasonable control. The Party claiming such cause of delay or default in performance shall give prompt written notice thereof to the other Party and shall exercise every reasonable means to avoid or abate the cause of delay or default. If such cause prevents the performance by a Party for a period of more than 30 days, then the Parties will confer and consider means for abating the cause or otherwise carrying out the Agreement in a manner mutually agreeable to the Parties. If the Parties do not mutually agree to abate the cause or otherwise carry out this Agreement within 120 days following the occurrence of the delay or default, the Party whose performance is not so delayed or prevented may terminate the Agreement, or that portion of the Agreement, that is materially affected by the event of force majeure on at least 10 days’ advance written notice to the other Party.

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18.	CONFIDENTIALITY.

(a)	During the term of this Agreement and thereafter, Manufacturer and JDI shall hold, and cause each of their respective officers, employees, agents, consultants, advisors, sublicensees, contract manufacturers and packers to hold, in strict confidence, all information concerning the other, including but not limited to the Bluebooks, technical information such as designs, blueprints, specifications, engineering data for production, processing instructions or Product technology and know-how and other business information (“Confidential Information”), unless compelled to disclose such information by judicial or administrative process or, in the opinion of counsel, by other requirements of law (in which case the Party compelled to disclose such Confidential Information shall promptly notify the other Party so that the other Party may seek a protective or other appropriate remedy); and the Party compelled to disclose such Confidential Information shall not release or disclose such Confidential Information to any other person, except its contract manufacturers, packers, auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a business reason to know and who shall be bound by the provisions of this Section 18.

(b)	To the extent that JDI is required to review Licensed Product specifications, including Licensed Product formulations, for purposes of meeting its legal and regulatory compliance obligations, Manufacturer shall disclose only such Licensed Product information as is necessary to allow JDI to meet such legal and regulatory compliance obligations and JDI shall designate a limited number of qualified safety and regulatory compliance professionals employed by JDI to receive such information and such information shall not be disclosed, and JDI shall not allow or facilitate such disclosure, to any other person, including any other JDI employee, except such JDI safety and regulatory compliance professionals. JDI shall install such procedures and physical security systems as are reasonably necessary to ensure its compliance with the requirements of this Section 18(b).

(c)	For purposes of this Section 18, Confidential Information does not include information that is demonstrably developed independently by the non-disclosing Party or lawfully obtained from a third party without, to the non-disclosing Party’s knowledge, breach by any such third party of any confidentiality obligation to the non-disclosing Party or information which is public except as a result of wrongful disclosure by the non-disclosing Party. Each Party agrees that any breach of this Section 18 by the other Party or any of its officers, employees, agents consultants, advisors, sublicensees or others may cause irreparable injury to the disclosing Party, that the disclosing Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.

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(d)	Upon request, each Party shall return to the other Party all Confidential Information of the other Party, existing in written or machine readable form.

(e)	Neither this Agreement nor the disclosure of any information pursuant to this Agreement shall be deemed by implication or otherwise vest in one Party any rights in any patents, copyrights, trade secrets, trademarks, trade names or any other proprietary rights of the other Party covering the Products. Any improvements or changes relating to the Licensed Products (which for the avoidance of doubt, shall not include NON-FOLLOW PRODUCTS (as described in the New BLA)) developed by JDI on or after the date hereof shall be owned by Manufacturer and JDI shall execute any documents reasonably requested by Manufacturer to assign or transfer any such rights to Manufacturer.

19.	RELATIONSHIP OF PARTIES.

(a)	Each of the Parties shall be solely responsible for its own strategic business decisions and day-to-day management and operational activities in all areas of its business. In this regard neither Party shall have decision-making authority with respect to the operations of the other Party nor shall it have authority to exercise any of the powers and authority of the other Party’s officers or employees. Each Party acknowledges that it is solely responsible for any decisions or actions undertaken at the advice or recommendation of the other Party.

(b)	Neither Manufacturer nor JDI will be considered the agent of the other and neither will have the right to bind or obligate the other to any third party without specific prior written approval. Neither Manufacturer nor JDI will be, nor be considered to be, partners or joint venturers of, or with, the other. The relationship of JDI to Manufacturer under this Agreement is that of an independent contractor. Nothing in this Agreement will confer upon any person, other than JDI and Manufacturer, and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under, or by reason of, this Agreement.

20.	BOOKS AND RECORDS. Manufacturer shall maintain thorough books and records relating to its performance of this Agreement, including books and records relating to the manufacture, sale and delivery of the Products and the purchase of all component ingredients and materials. These books and records shall be made available for inspection and audit by JDI (or its representative) during Manufacturer’s business hours on reasonable advance notice from JDI.

21.	AMENDMENT AND WAIVER. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon any Party only if set forth in a writing executed by such Party and referring

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specifically to the provision alleged to have been amended or waived. No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

22.	DISPUTE RESOLUTION.

(a)	The parties shall attempt to resolve promptly any controversy, dispute or claim arising out of or relating to this Agreement (including any modifications thereto) or the transactions arising hereunder (a “Dispute”). To facilitate such resolution, upon sending or receiving written notice of a Dispute (a “Notice”), each party shall refer such Dispute to an executive who has authority to settle the Dispute and who is at a higher level of management than the persons with direct responsibility for administration of the Agreement.

(b)	Upon sending or receiving a Notice, either party may request arbitration of the Dispute, as described in this Section 22 and, in such case, the arbitration shall proceed while the parties’ executives attempt to settle the Dispute as described above. If any Dispute has not been first been resolved by the parties, then such Dispute shall be finally resolved by private, confidential arbitration in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Non-Administered Arbitration then in effect. Except as required by applicable law or applicable stock exchange rules, neither party shall make any public statement regarding the dispute, the arbitration or any arbitration decision prior to, during or after an arbitration decision without the prior written consistent of the Chief Executive Officer of each party. Such arbitration shall be held before three arbitrators, of whom each party shall appoint one and the third of whom (who shall chair the panel) shall by agreement of the two appointed arbitrators be selected from a list candidates provided by each party. If the parties have not completed selection of arbitrators within 45 days of the date of the Notice, CPR shall be authorized to appoint all three arbitrators at the request of either party. The fees and expenses of the CPR and the arbitrators shall be shared equally by the parties and advanced by them from time to time as required. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. The place of the arbitration shall be Chicago, Illinois. The parties shall each bear their own costs and expenses, including attorneys’ fees, associated with the arbitration.

(c)

The parties agree that they have provided for arbitration to maintain confidentiality and to reduce the time, cost and expense associated with resolving any Disputes that may arise between them. To further those goals, and not withstanding anything to the contrary in the applicable CPR rules, the parties agree to limit the availability of discovery in any arbitration as follows: (1) each party shall be entitled to depose up to three fact witnesses (including corporate representatives) and any expert witnesses designated to testify by the opposing party, with each such deposition limited to 7 hours in length; (2) each party may submit up to 20 document requests (including subparts) to the other party, but to

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the extent such requests include requests for discovery of electronically stored information the requesting party must provide reasonable search terms that are designed to minimize the cost of compliance; and (3) no interrogatories or requests for admission shall be allowed. The arbitrators are empowered to resolve any disputes regarding discovery with the goal of permitting only such discovery as is necessary to permit a fair determination of the Dispute on the merits, but unless otherwise mutually agreed by the parties the arbitrators shall only permit additional discovery (including depositions) to that described above upon a showing that a party has a substantial need for such additional discovery to prepare its case and cannot, without undue hardship, obtain the substantive equivalent by other means.

(d)	Notwithstanding anything to the contrary provided in this Section 22 and without prejudice to the above procedures, either party may apply to the arbitrators (or to the CPR if the arbitrators have not yet been appointed) for injunctive or other provisional relief if such action is necessary to avoid irreparable injury, but shall not be entitled to seek such provisional relief in any court other than to enforce an award of preliminary relief by the arbitrators if the other party does not respect such preliminary relief.

(e)	The arbitrators shall use their best efforts to schedule the arbitration hearing so as to permit its conclusion within 90 days after the selection of the arbitration panel. The arbitrators shall render their award within 30 days of the conclusion of evidence at the arbitration hearing. The award rendered by the arbitrators shall be final and binding on the parties and shall not be subject to judicial review absent fraud or corruption in the arbitration process. At the discretion of the prevailing party, judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

23.	NOTICE. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

If to Manufacturer:

S. C. Johnson & Son, Inc.

1525 Howe Street

Racine, WI 53403-2236

Attn: General Counsel

Facsimile: (414) 260-4253

If to JDI:

JohnsonDiversey, Inc.

8310 Sixteenth Street

Sturtevant, WI 53177-0902

Attn: General Counsel

Facsimile: (414) 631-4249

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24.	ASSIGNMENT.

(a)	Neither Party may assign, transfer or delegate all or part of its rights and obligations under this Agreement without the written consent of the other Party.

(b)	All persons to whom assignments, delegations or transfers are permitted under or pursuant to this Agreement will be bound by the same restrictions on assignment, delegation or transfer in the same manner as JDI and Manufacturer are initially bound.

(c)	This Agreement is binding upon and inures to the benefit of the permitted successors and assigns of the Parties and, unless otherwise agreed in writing, the original parties shall not be released and shall remain bound by this Agreement in spite of its assignment, delegation or transfer.

25.	NO STRICT CONSTRUCTION. Manufacturer and JDI confirm that they have reviewed, negotiated and adopted this Agreement as the agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

26.	ENTIRE AGREEMENT. This Agreement and the New BLA contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understanding, whether written or oral, relating to such subject matter, including the Supply Agreement between the Parties, dated June 28, 1997, the Pre-existing Supply Agreement and the Pre-existing BLA. For the avoidance of doubt, this Agreement does not supersede the Floorcare Toll Manufacturing Agreement dated as of July 1, 2006 between JDI and Manufacturer, as amended, or the Polymer Toll Manufacturing Agreement dated as of July 1, 2006 between JDI and Manufacturer, as amended.

27.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (without giving effect to its conflict of law principles).

28.	INTERPRETATION. The headings and captions contained in this Agreement and in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation”.

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29.	SURVIVAL. The rights and obligations of the Parties under Sections 7, 12(b), 14, 18, 22, 23, 24, 25, 26, 27, 28, and 29, as well as any other provision which by its terms extend beyond the termination hereof, shall survive the termination or expiration of this Agreement.

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[Signature Page Follows]

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Signed:

S. C. JOHNSON & SON, INC.

By:	/s/ Gary Akavickas
Name:	Gary Akavickas
Title:	Senior Vice President, General Counsel & Secretary

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JOHNSONDIVERSEY, INC.

By:	/s/ Joseph F. Smorada
Name:	Joseph F. Smorada
Title:	Executive Vice President and Chief Financial Officer